Exhibit 99.1
PBF Energy Announces Pricing of Secondary Offering

PARSIPPANY, N.J.--(BUSINESS WIRE)--June 6, 2013--PBF Energy Inc. (NYSE: PBF) announced today the pricing of an underwritten public offering of 15,950,000 shares of its Class A Common Stock at a price of $27.00 per share. All of the shares are being sold by funds affiliated with First Reserve Corporation and Blackstone (the “Selling Shareholders”). In addition, the Selling Shareholders have granted the underwriters a 30-day option to purchase up to an additional 2,392,500 shares of Class A Common Stock. PBF Energy will not receive any of the proceeds from the offering. The offering is expected to close on June 12, 2013, subject to satisfaction of customary closing conditions.

The joint bookrunning managers of the offering are Citigroup, Morgan Stanley, Credit Suisse and Deutsche Bank Securities. UBS Investment Bank, Barclays and Wells Fargo Securities are the senior co-managers.

The offering is being made solely by means of a prospectus. A copy of the final prospectus may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (tel: 800-831-9146), or by email at batprospectusdept@citigroup.com, and Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, or by email at prospectus@morganstanley.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. The registration statement is available on the Commission’s web site at http://www.sec.gov under the registrant’s name. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PBF Energy Inc.

PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally sensitive manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

CONTACT:
PBF Energy Inc.
Investors:
Colin Murray, 973-455-7578
ir@pbfenergy.com
or
Media:
Michael C. Karlovich, 973-455-8994
mediarelations@pbfenergy.com